Exhibit 99.02

BATMAN HOLDINGS, INC.

2015 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Shares may be issued under the Plan pursuant to either Section 4(a)(1) or Section 4(a)(2) as follows:

(1) General. Subject to Section 4(a)(2), a maximum of 16,817,000 shares of Stock may be delivered in satisfaction of Awards under the Plan (and all of which may be delivered upon the exercise of ISOs). The number of shares of Stock delivered in satisfaction of Awards, for purposes of the preceding sentence, will be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award and, for the avoidance of doubt, without including any shares of Stock underlying Awards that are settled in cash, that otherwise expire or become unexercisable without having been exercised, or that are forfeited to or repurchased by the Company for cash. To the extent consistent with the requirements of Section 422, to the extent applicable, Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the number of shares available for Awards under the Plan.

(2) Certain Rollover Options. Reference is made to the Awards specified on Exhibit B, which represent Stock Options granted in substitution for certain options granted under the Project Barbour Holdings Corporation 2012 Stock Option Plan (collectively, the “Rollover Options”). Shares of Stock subject to the Rollover Options will be in addition to the shares specified in Section 4(a)(1), but if any Rollover Option expires unexercised or is satisfied in whole or in part without the issuance of shares, the shares of Stock previously subject to such Award will not be available for future grants.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company and its subsidiaries who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its subsidiaries. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.	RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant shall be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after the day that immediately precedes the tenth anniversary of the date of the Plan’s adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred, sold, assigned, pledged, or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to the terms of the Stockholders Agreement, to the extent applicable, and such other limitations as the Administrator may impose. In no event will transfer to a person or entity that, directly or indirectly, provides services or financial or other support to a competitor of the Company be permitted.

(4) Vesting, etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, including in an Award agreement, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, except to the extent otherwise provided in (B), (C), or (D) below, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C), (D) and (E) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) 30 days following the date of Employment cessation and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment by reason of the Participant’s death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of the date of Employment cessation and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment by reason of termination of the Participant’s Employment by the Company other than for the Participant’s death or Disability or for Cause, to the extent then exercisable, will remain exercisable for the lesser of (i) the 90 days following the date of Employment cessation and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(E) All Stock Options and SARs (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator has reasonably determined in good faith that such cessation of Employment has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Employment could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Employment).

(5) Competing Activity. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance in all material respects with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any restrictive covenant agreement with the Company or its Affiliates.

(6) Taxes. The delivery, vesting and retention of Stock under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements (and such other tax obligations, if any, including any social security contributions, as the Administrator may determine) with respect to the Award. The Administrator will prescribe such rules for the payment of withholding or other taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of its requirements (but not in excess of the minimum withholding required by law or such greater amount that would not result in adverse accounting consequences to the Company). The Administrator may require the Participant to enter into any tax election it deems necessary in connection with any Award.

(7) Dividend Equivalents, etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. In addition, any amounts payable in respect of Restricted Stock or Restricted Stock Units may be subject to such limits or restrictions as the Administrator may impose.

(8) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan.

(9) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(10) Section 409A. Each Award may contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(11) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(12) Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator shall make the determination in good faith, consistent with the rules of Section 422 and Section 409A to the extent applicable.

(13) Stockholders Agreement. Unless otherwise specifically provided in any agreement evidencing the grant of an Award, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Stockholders Agreement to the extent applicable. Other than as specified by the Administrator, no Award will be granted to a Participant and no Stock will be delivered to a Participant, in either case, until the Participant has executed the Stockholders Agreement.

(b) Awards Requiring Exercise.

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be (i) by cash or check acceptable to the Administrator, or, (ii) if so permitted by the Administrator and if legally permissible, (x) by the Administrator’s holding back shares otherwise deliverable upon exercise having a fair market value equal to the aggregate exercise price for the portion of the Stock Option being exercised, (y) through the delivery of unrestricted shares of Stock that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may prescribe or (z) at such time, if any, as the Stock is publicly traded, through a broker assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator or (iv) by any combination of the foregoing forms of payment. No Award requiring exercise or portion thereof may be exercised unless, at the time of exercise, the fair market value of the shares of Stock subject to such Award or portion thereof exceeds the exercise price for the Award or such portion. The delivery of shares of Stock as payment of the exercise price under clause (ii) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award, the Administrator shall, in its sole discretion, determine the effect of a Covered Transaction on Awards, which determination may include, but is not limited to, taking the following actions:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), then subject to Section 7(a)(5) below the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator may not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3) Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, continuation, substitution or cash-out, then subject to Section 7(a)(5) below the Administrator may provide that each Award requiring exercise will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award may not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than in Stock; and (iii) outstanding shares of Restricted Stock (which will be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or the acceleration of exercisability of an Award under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

(c) Certain Transactions. Notwithstanding any of the foregoing, in the event of a transaction or reorganization that does not result in a Change in Control, the Board shall negotiate for, in good faith, the assumption, continuation or cash-out of outstanding Awards or for the grant of new awards in substitution therefor to the extent that the Company is not the surviving entity following such transaction or reorganization.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any applicable state or foreign securities laws. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. In furtherance of the foregoing, the Administrator may, without stockholder approval, amend any outstanding Award requiring exercise to provide an exercise price (or base value, in the case of an SAR) per share that is lower than the then-current exercise price or base value per share of such outstanding Award (but not lower than the exercise price or base value at which a new Award of the same type could be granted on the date of such amendment). The Board may also, without stockholder approval, cancel any outstanding award (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Stock, including, in the case of a Award requiring exercise, a new Award having an exercise price (or base value, in the case of an SAR) per share that is lower than the then-current exercise price or base value per share of such outstanding Award (but not lower than the exercise price or base value at which a new Award of the same type could be granted on the date of such amendment), subject to the requirements of Section 6(b)(2) above. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code), as determined by the Administrator. This Plan amends and restates in its entirety the 2015 Equity Incentive Plan approved and adopted by the Board on October 30, 2015.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.	ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.	GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable laws of the State of Delaware relating to the issuance of stock and the consideration to be received therefor.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12 or as provided in Section 13(a), the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above- named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board, except that the Board may delegate its authority under the Plan to a committee of the Board (or one or more members of the Board), in which case references herein to the Board will refer to such committee (or members of the Board). The Board may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that would be treated as an “Affiliate” of the Company under the terms of the Stockholders Agreement.

“Award”: Any or a combination of the following:

(i) Stock Options;

(ii) SARs;

(iii) Restricted Stock;

(iv) Unrestricted Stock;

(v) Stock Units, including Restricted Stock Units;

(vi) Performance Awards; or

(vii) Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an employment or severance- benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. will mean, as determined by the Administrator in its reasonable judgment, (i) a substantial failure of such Participant to perform such Participant’s duties and responsibilities to the

Company or subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by such Participant of a felony or of any crime involving moral turpitude; (iii) the commission by such Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a violation by such Participant of the code of conduct of the Company or its subsidiaries or of any other material policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; (v) material breach of any of the terms of any agreement between the Company or subsidiaries and such Participant; or (vi) other conduct by such Participant that could be expected to be harmful to the business, interests or reputation of the Company. Any termination by the Company or its subsidiaries of such Participant Employment under clause (i) above, or under clause (iv) in respect of a breach that is susceptible of cure in the reasonable determination of the Company, shall require that such Participant shall have failed to cure all identified deficiencies and curable breaches to the reasonable satisfaction of the Company within ten (10) business days following written notice from the Company or its subsidiaries identifying such deficiencies and/or breaches; provided, that the foregoing notice and cure requirements shall not apply in the case of any termination by the Company or its subsidiaries for Cause that is based in whole or in part on clauses (ii), (iii), (iv) or (v), or on clause (vi) in respect of a breach that in the reasonable determination of the Company is not susceptible of cure.

“Change in Control”: Any transaction or series of transactions pursuant to which any person(s) or entity(ies) acquire(s) (i) capital stock of the Company possessing over 50% of the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) or the power to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise); or (ii) over 50% of the Company’s assets determined on a consolidated basis; provided, that a Change in Control shall not be deemed to include an equity capital contribution by the Sponsor or its affiliates that causes it or them, in the aggregate, to possess more than 50% of the voting power of the Company after such equity capital contribution if the primary purpose of such equity capital contribution is to maintain the working capital, net worth or solvency of the Company, to effect a refinancing of the Company’s debt facility, or to effect the Company’s acquisition of the capital stock or assets of a third party.

“Closing Date”: May 22, 2015.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Batman Holdings, Inc., a Delaware corporation.

“Compensation Committee”: The compensation committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Disability”: In the case of any Participant who is a party to an employment or severance-benefit agreement that contains a definition of “Disability,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Disability” will mean a disability that would entitle a Participant to long-term disability benefits under the Company’s long-term disability plan to which the Participant participates. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Disability, the term “Disability” will mean a disability described in Treas. Regs. Section 1.409A-3(i)(4)(i)(A).

“Employee”: Any person who is employed by the Company or by a subsidiary of the Company.

“Employment”: A Participant’s employment or other service relationship with the Company and its subsidiaries. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or one of its subsidiaries. If a Participant’s employment or other service relationship is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive Stock Option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of the Award.

“Plan”: The Batman Holdings, Inc. 2015 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Securities Act”: Securities Act of 1933, as amended.

“Sponsor”: Bain Capital Partners, LLC, together with its related investment funds and any of their respective affiliates.

“Stock”: Common Stock of the Company, par value $0.001 per share.

“Stockholders Agreement”: The Stockholders Agreement dated as of May 22, 2015 by and among the Company and certain stockholders and Participants, as amended or modified from time to time.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

EXHIBIT B

Rollover Options

Date of Grant of Rollover Option	Shares of Stock Subject to Rollover Option
May 22, 2015	53,333.33
May 22, 2015	22,666.66
May 22, 2015	27,066.20
May 22, 2015	48,335.95
May 22, 2015	7,398.60

Employee ID:		[	●]
Name:		[	●]
Number of Shares of Stock Subject to Stock Option:		[	●]
Price Per Share of Stock:	$	[	●]
Vesting Start Date:		[	●]
Date of Grant:		[	●]

BATMAN HOLDINGS, INC.

2015 EQUITY INCENTIVE PLAN

THIS AWARD AND ANY SECURITIES ISSUED UPON EXERCISE OF THIS STOCK OPTION ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE STOCKHOLDERS AGREEMENT.

BATMAN HOLDINGS, INC. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

NON-STATUTORY STOCK OPTION AGREEMENT

This agreement (this “Agreement”) evidences a stock option granted by Batman Holdings, Inc. (the “Company”) to the undersigned (the “Optionee”) pursuant to and subject to the terms of the Batman Holdings, Inc. 2015 Equity Incentive Plan (as it may be amended from time to time, the “Plan”), which is incorporated herein by reference.

1. Grant of Stock Option. The Company grants to the Optionee on the date of grant set forth above (the “Date of Grant”) an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan, the number of shares of Stock of the Company set forth above with an exercise price per share of Stock as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option consists of two portions, subject to different vesting and exercise provisions as follows:

(a) as to fifty percent (50%) of the shares of Stock subject hereto, this portion of the Stock Option shall be eligible to vest, if at all, on the basis of the time-vesting criteria set forth on Schedule A attached hereto (the “Time-Based Option”); and

(b) as to fifty percent (50%) of the shares of Stock subject hereto, this portion of the Stock Option shall be eligible to vest, if at all, on the basis of the time-vesting criteria and the multiple of money performance-vesting criteria set forth on Schedule B attached hereto (the “Performance-Based Option”).

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not to be treated as a stock option described in subsection (b) of Section 422 of the Code) and is granted to the Optionee in connection with the Optionee’s Employment by the Company and its qualifying subsidiaries.

2. Meaning of Certain Terms. Except as otherwise defined herein (including, for the avoidance of doubt, in the Schedules attached hereto, which are incorporated herein and are a part hereof), all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:

(a)	“Beneficiary” means the death beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Optionee prior to the Optionee’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Optionee’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Optionee’s death, of an instrument of revocation in form acceptable to the Administrator.

(b)	“Option Holder” means the Optionee or, if as of the relevant time the Stock Option has passed to a Beneficiary, the Beneficiary who holds the Stock Option pursuant to the terms of this Agreement.

“Restrictive Covenants” means (i) the restrictive covenants set forth in the Restrictive Covenants Agreement that is appended to this Agreement and (ii) any other restrictive covenants related to non-disclosure, non-competition, non-solicitation, no-hire and/or assignment of intellectual property rights set forth in any other written agreement between the Optionee and the Company or any of its Affiliates.

3. Vesting; Method of Exercise; Treatment of the Stock Option Upon Cessation of Employment.

(a)	Generally. As used herein with respect to the Stock Option or any portion thereof, the term “vest” means to become exercisable and the term “vested” as applied to any portion of the Stock Option means that such portion is then exercisable, subject in each case to the terms of the Plan. Unless earlier terminated, relinquished or expired, each of the Time-Based Option and the Performance-Based Option will vest in accordance with the terms of Schedule A and Schedule B, respectively, attached hereto.

(b)	Exercise of the Stock Option.

No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and shall be in writing, subject to any restrictions provided under the

Plan and the Stockholders Agreement and to such additional administrative rules as the Administrator may reasonably prescribe. Each such written exercise election must be received by the Company at its principal office or by such other party as the Administrator may reasonably prescribe and be accompanied by payment in full as provided in the Plan and below. The exercise price may be paid (i) by cash or check acceptable to the Administrator or (ii) by such other means, if any, as may be acceptable to the Administrator. If the Stock Option is exercised by a person other than the Optionee, the Company will be under no obligation to deliver shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Stock Option and compliance with applicable securities laws and the terms of the Stockholders Agreement. The latest date on which the Stock Option or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the “Final Exercise Date”) and if not exercised by such date, or earlier forfeited or otherwise terminated, the Stock Option or any remaining portion thereof will thereupon immediately terminate.

For the avoidance of doubt, the Stock Option (whether or not vested) will terminate immediately upon the Optionee’s cessation of Employment if the Administrator reasonably determines in good faith that such cessation of Employment has resulted in connection with an act or failure to act constituting Cause (or the Optionee’s Employment could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time the Optionee terminated Employment), or if the Optionee’s Employment terminates for any reason and thereafter the Optionee breaches any of the Restrictive Covenants.

Violation of Restrictive Covenants. The Optionee acknowledges and agrees that he or she shall be bound by the Restrictive Covenants Agreement attached hereto as Exhibit A. If the Optionee breaches any Restrictive Covenants, in addition to any other remedies that may be available to the Company or any of its Affiliates, Section 6(a)(5) of the Plan shall apply.

4. Share Restrictions, Etc. Not later than upon the execution of this Agreement and effective as of the date hereof, the Optionee has executed and become a party to the Stockholders Agreement as a “Manager” thereunder. The Optionee’s rights hereunder (including with respect to shares received upon exercise) are subject to the restrictions and other provisions contained in the Stockholders Agreement.

5. Legends, Etc. Shares issued upon exercise of the Stock Option or otherwise delivered in satisfaction of the Stock Option will bear such legends as may be required or provided for under the terms of the Stockholders Agreement.

6. Transfer of Stock Option. Except to the extent expressly permitted under the Plan, the Stock Option is not transferable.

Withholding. The Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued shares upon exercise, are subject to the Optionee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any. No shares of Stock will be transferred pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by exercising the Stock Option the Optionee shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes. The Optionee also authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Optionee, but nothing in this sentence shall be construed as relieving the Optionee of any liability for satisfying his or her obligations under the preceding provisions of this Section.

7. Effect on Employment. Neither the grant of the Stock Option, nor the issuance of shares upon exercise of the Stock Option, will give the Optionee any right to continued Employment with the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

8. Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction; provided that the validity, construction and effect of the Restrictive Covenants Agreement appended hereto as Exhibit A shall be governed and construed in accordance with the laws of the jurisdiction specified therein, without regard to otherwise governing principles of conflicts of law.

By acceptance of the Stock Option, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement and to be subject to the terms of the Plan. For the avoidance of doubt, the provisions of this Agreement and the Plan shall apply to the Stock Option, including without limitation the vesting (if any) of the Stock Option, notwithstanding any provision relating to the vesting or other treatment of equity-based awards of the Company or its Affiliates contained in any other agreement between the Optionee and the Company or any Affiliate. The Optionee further acknowledges and agrees that if the Company executes this Agreement with an electronic signature, (i) such electronic signature will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Optionee.

[The remainder of this page is intentionally left blank]

Executed as of the      day of             , [2015].

Company:	BATMAN HOLDINGS, INC.

By:
Name:
Title:

Optionee:
Name:
Address:

[Signature Page to Option Agreement]

Schedule A

Time-Based Option Vesting Schedule

Unless earlier terminated or forfeited, the Time-Based Option will vest, if at all, in accordance with the provisions of this Schedule A:

1. 20% of the total number of shares of Stock subject to the Time-Based Option will vest ratably on each of the first, second, third, fourth, and fifth anniversaries of the vesting start date indicated at the top of the first page of this Agreement (the “Vesting Start Date”), with the last such vesting date falling on the fifth anniversary of the Vesting Start Date (each, a “Scheduled Vesting Date”); provided that if there is an IPO (as defined below) prior to the fifth anniversary of the Vesting Start Date, following the IPO, the shares of Stock subject to the Time-Based Option will vest ratably at the end of every three month period thereafter (measured relative to the Vesting Start Date); provided, further that the Time-Based Option will not vest on any such Scheduled Vesting Date unless the Optionee has remained in continuous Employment from the Date of Grant until such vesting date.

2. In the event of a Change in Control (whether or not constituting a Covered Transaction) occurring prior to the termination of the Optionee’s Employment, the Time-Based Option, unless earlier terminated or forfeited in accordance with the terms of this Agreement and the Plan and to the extent not otherwise vested, will become fully vested as of immediately prior to such Change in Control.

3. Provided that the Optionee remains employed through the applicable Scheduled Vesting Date, the portion of the Time-Based Option that is vested as of any Scheduled Vesting Date after the date of an initial public offering of the Company, its parent, or its subsidiary that owns all or substantially all of the business (or any of their respective successors) (“IPO”), expressed as a percentage, will in no event be less than the percentage of the Sponsor Shares (as defined in Schedule B) sold in connection with and following the IPO and prior to such Scheduled Vesting Date. For example, if an IPO were to occur between the 2nd and 3rd Scheduled Vesting Dates and the Sponsor had sold 70% of its Sponsor Shares prior to the 3rd Scheduled Vesting Date, an additional 30% (not 20%) of the Time-Based Options would vest on the 3rd Scheduled Vesting Date, resulting in 70% of the Time-Based Option being vested.

Schedule B

Performance-Based Option Vesting Schedule

Unless earlier terminated or forfeited, the Performance-Based Option will vest, if at all, when both time and performance vested in accordance with the provisions of this Schedule B:

1. The shares of Stock subject to the Performance-Based Option will time vest pursuant to the time-vesting provisions set forth in paragraphs 1, 2 and 3 of Schedule A, so long as the Optionee has remained in continuous Employment from the Date of Grant through the applicable Scheduled Vesting Date or the Change in Control, as applicable.

The shares of Stock subject to the Performance-Based Option will performance vest as follows:

One-third (1/3) of the Performance-Based Option will performance vest upon the realization by the Sponsor of Cash Proceeds of at least:

1.5x the Sponsor’s aggregate Investment on or before the second anniversary of the Date of Grant,

1.75x the Sponsor’s aggregate Investment after the second anniversary and on or before the third anniversary of the Date of Grant, or

2.0x the Sponsor’s aggregate Investment after the third anniversary of the Date of Grant.

An additional one-third (1/3) of the Performance-Based Option will performance vest upon the realization by the Sponsor of Cash Proceeds of at least:

2.0x the Sponsor’s aggregate Investment on or before the second anniversary of the Date of Grant,

2.5x the Sponsor’s aggregate Investment after the second anniversary and on or before third the anniversary of the Date of Grant, or

3.0x the Sponsor’s aggregate Investment after the third anniversary of the Date of Grant.

The remaining one-third (1/3) of the Performance-Based Option will performance vest upon the realization by the Sponsor of Cash Proceeds of at least:

2.5x the Sponsor’s aggregate Investment on or before the second anniversary of the Date of Grant,

3.0x the Sponsor’s aggregate Investment after the second anniversary and on or before the third anniversary of the Date of Grant, or

3.5x the Sponsor’s aggregate Investment after the third anniversary of the Date of Grant.

No realization by the Sponsor of Cash Proceeds that on a cumulative basis amounts to less than the applicable threshold set forth in paragraph 2(a) of this Schedule B shall result in any performance vesting of the Performance-Based Option, but prior realizations by the Sponsor shall be taken into account in determining whether and if so to what extent any later realization by the Sponsor of Cash Proceeds (occurring prior to the forfeiture or termination of the Performance-Based Option) results in performance vesting pursuant to this paragraph. Notwithstanding the foregoing, the Performance-Based Option shall not performance vest on any performance vesting date unless the Optionee has remained in continuous Employment from the Date of Grant until such performance-vesting date.

If the Sponsor realizes Cash Proceeds equal to or in excess of the applicable threshold set forth in paragraph 2(a) of this Schedule B in an event that is not a Change in Control, that portion, if any, of the Performance-Based Option that has not then time vested will remain outstanding and eligible to time vest pursuant to paragraph 1 of this Schedule B. Notwithstanding the foregoing, the Performance-Based Option shall not time vest on any Scheduled Vesting Date or on a Change in Control, as applicable, unless the Optionee has remained in continuous Employment from the Date of Grant until such date.

2. For purposes of this Agreement, the value of (i) Marketable Securities with respect to an IPO shall be measured on each date that is the first day of any company trading window from and after the date that is the later of six months following an IPO and the date on which the equity securities received by the Sponsor first constitute Marketable Securities and (ii) Marketable Securities with respect to a Change in Control shall be measured on the date of initial receipt by the Sponsor.

3. The value of Marketable Securities shall be equal to:

in the case of equity securities received in a Change in Control, the value attributed to such securities in the Change in Control,

from and after the date that is six months following an IPO, the value attributable to such securities on the first day of any company trading window shall be equal to the lower of (i) the average trading price on such date determined at the closing of the relevant national securities exchange on such date and (ii) the volume weighted average of the Trading Price of such securities for the twenty (20) consecutive Trading Days immediately prior to such date.

All determinations regarding the amount of Cash Proceeds received by the Sponsor and whether (or to what extent) this Performance-Based Option has vested as a result thereof shall be made in good faith by the Board or by a committee designated by the Board, which determination shall be final and binding. If a Change of Control occurs and the performance conditions of any Performance-Based Option are not met in connection therewith, any Performance-Based Options that remain unvested as of such date shall be automatically forfeited for no consideration.

4. For purposes of this Schedule B, the following terms have the following meanings:

(a)	“Cash Proceeds” means (i) all sale proceeds, distributions and dividends received by the Sponsor in respect of the Sponsor Shares in cash and (ii) the value of all Marketable Securities held by the Sponsor with such value determined pursuant to paragraphs 4 and 5 of this Schedule B and will exclude, for the avoidance of doubt and in any case, any management, consulting, monitoring, advisory, transaction or similar fee, if any, received by the Sponsor or any of its affiliates.

(b)	“Investment” means the total amount of cash invested by the Sponsor in exchange for the Sponsor Shares prior to the applicable measurement date.

(c)	“Marketable Securities” (1) with respect to an IPO, means any equity securities that (i) are of a class of equity securities traded on a principal national securities exchange and (ii) are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (2) with respect to a Change in Control, means any equity securities in each case, as of the applicable determination date pursuant to paragraph 7 of Schedule B.

(d)	“Sponsor Shares” means the shares of Stock issued to the Sponsor, whenever issued, and includes any stock, securities or other property or interests received by the Sponsor in respect of such shares of Stock (other than Marketable Securities) in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction that affects the Company’s capital occurring after the date of issuance.

(e)	“Trading Day” means a business day of the principal national securities exchange on which Marketable Securities are listed or admitted to trade.

(f)	“Trading Price” means the last trading price, if any, on each Trading Day on which the trading price of the Marketable Securities is reported by the principal national securities exchange on which such Marketable Securities are listed or admitted to trade.

EXHIBIT A

RESTRICTIVE COVENANTS AGREEMENT

This Restrictive Covenants Agreement (this “Agreement”) is made and entered into as of [Date] by and between [Name] (the “Employee”) and Batman Holdings, Inc. (the “Company”). Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Company’s 2015 Equity Incentive Plan (the “Plan”) and in the Non-Statutory Stock Option Agreement by and between the Company and the Employee, dated as of the date hereof (the “Award Agreement”). The Employee acknowledges that the below restrictions on the Employee’s activities during and after the Employee’s Employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates. Therefore, in consideration of the Company’s grant of stock options in the Company to the Employee under the Award Agreement, the Employee’s Employment, and the Employee being granted access to the trade secrets, other Confidential Information and good will of the Company and its Affiliates, the Employee agrees as follows:

1. Confidential Information. During the course of the Employee’s Employment, the Employee will learn of Confidential Information and may develop Confidential Information on behalf of the Company and its Affiliates. The Employee agrees that the Employee will not use or disclose to any Person (except as required by applicable law or for the proper performance of the Employee’s regular duties and responsibilities in the course of the Employee’s Employment) any Confidential Information obtained by the Employee incident to the Employee’s Employment or any other association with the Company or any of its Affiliates. The Employee agrees that this restriction shall continue to apply after the Employee’s Employment terminates, regardless of the reason for such termination. Notwithstanding the foregoing, nothing in this Agreement limits, restricts or in any other way affects the Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity.

2. Assignment of Rights to Intellectual Property. The Employee shall promptly and fully disclose all Intellectual Property to the Company. The Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Employee’s full right, title and interest in and to all Intellectual Property. The Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Employee will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Employee creates during the Employee’s Employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

3.	Non-Competition and Non-Solicitation.

(a) During the Employee’s Employment (the “Restricted Period”), the Employee shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any geographic area in which the Company or any of its Affiliates does business or is actively planning to do business during the Employee’s Employment (the “Restricted Area”) or undertake any planning for any business competitive with the Company or any of its Affiliates in the Restricted Area. Specifically, but without limiting the foregoing, the Employee agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person in the Restricted Area that is engaged in any business that is competitive with the business of the Company or its Affiliates, as conducted or in active planning during the Employee’s Employment.

(b) During the Restricted Period, the Employee will not directly or indirectly (i) solicit or encourage any customer, vendor, supplier, manufacturer or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (ii) seek to persuade any such customer, vendor, supplier, manufacturer or other business partner, or any prospective customer, vendor, supplier, manufacturer or other business partner of the Company or any of its Affiliates, to conduct with anyone else any business or activity which such business partner conducts or such prospective business partner could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer, vendor, supplier, manufacturer or other business partner of the Company or any of its Affiliates at any time within the eighteen (18)-month period immediately preceding the activity that is restricted by this Section 3(b) or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such eighteen (18)-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Employee has performed work for such Person during the Employee’s Employment or been introduced to, or otherwise had contact with, such Person as a result of the

Employee’s Employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Employee’s solicitation of such Person.

(c) During the Restricted Period, the Employee will not, and will not assist any other Person to, hire or engage any employee or independent contractor of the Company or any of its Affiliates. During the Restricted Period and for a period of twelve (12) months following termination of the Employee’s Employment, regardless of the reason therefor, the Employee will not (i) solicit for hiring or engagement any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time within the within the twelve (12)-month period immediately preceding the activity that is restricted by this Section 3(c).

4. Non-Disparagement. The Employee agrees that the Employee will never disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and that the Employee will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates.

5. Cooperation. The Employee agrees to cooperate with the Company and its Affiliates during the Employee’s Employment and thereafter with respect to all matters arising during or related to the Employee’s Employment or other association with the Company or any of its Affiliates, including without limitation all matters in connection with any governmental audit or investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse the Employee’s out-of-pocket expenses incurred in complying with the Company’s requests hereunder; provided that such expenses are authorized by the Company in advance.

6. Enforcement. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all the terms and conditions of this Agreement. The Employee agrees without reservation that the restraints contained herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Employee further agrees that, were the Employee to breach any of the covenants contained in this Agreement, the damage to the Company and its Affiliates would be irreparable. The Employee therefore agrees that the Company, in addition, and not as an alternative, to any other remedies available to it (including without limitation any remedies set forth in the Award Agreement or the Plan), shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Employee of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in Section 3 hereof, the Company further agrees that the applicable period of restriction shall be tolled, and shall not run, during the period of any breach by the Employee of any such covenants. The Employee and the Company further agree that, in the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Employee’s obligations to that Affiliate under this Agreement. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Employee’s Employment or other association with the Company or any of its Affiliates, shall operate to excuse the Employee from the performance of the Employee’s obligations hereunder.

7.	Definitions.

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, equity interest or otherwise; provided, however, that for purposes of Sections 3 and 8(b), Affiliates does not include any portfolio company of any investment fund associated with Bain Capital, LLC that is not directly or indirectly connected with the business of the Company.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Employee’s breach of the Employee’s obligations under this Agreement.

(c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Employee (whether alone or with others, whether or not during normal business hours or on or off Company or Affiliate premises) during the Employee’s Employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Employee for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. [Notwithstanding the foregoing, Intellectual Property does not include any invention that qualifies fully under the provisions of California Labor Code Section 2870, the terms of which are set forth in Schedule I to this Agreement.]1

8.	Miscellaneous.

(a) The restrictive covenants contained in this Agreement are in addition to, and do not supersede, any restrictive covenants by which the Employee is bound under any other agreement between the Employee and the Company or any of its Affiliates.

(b) Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Employee’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

(c) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Employee and an expressly authorized representative of the Company.

[1]	Note to Draft: For California-based employees only.

(d) This is a [State] contract and shall be governed and construed in accordance with the laws of the [State/Commonwealth of State], without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. The Employee agrees to submit to the exclusive jurisdiction of the courts of or in the [State/Commonwealth of State] in connection with any dispute arising out of this Agreement, and hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that any such dispute brought in one of the above-named courts should be dismissed on grounds of forum non conveniens.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as set forth above.

Batman Holdings, Inc.

By:
Name:
Title:

Employee:

(Sign Name)

[●]
(Print Name)

SCHEDULE I2

INVENTION ASSIGNMENT NOTICE

You are hereby notified that the Restrictive Covenants Agreement between you and Batman Holdings, Inc., dated as of [Date], does not apply to any invention which qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code. Following is the text of California Labor Code § 2870:

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

BATMAN HOLDINGS, INC.

By:
[Name and Title]

I acknowledge receiving a copy of this Invention Assignment Notice:

[Employee Name]

Date:

[2]	Note to Draft: To be appended to restrictive covenants agreements with California-based employees only.